                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                --------------

                                  FORM 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):   November 12, 1998
                                                  ------------------------------


                            PERVASIVE SOFTWARE INC.
--------------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


        Delaware                    000-23043                     74-2693793
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                  (IRS Employer
   of incorporation)               File Number)              Identification No.)


12365 Riata Trace Parkway, Building II, Austin, Texas                78727
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code   (512) 231-6000
                                                   -----------------------------


8834 Capital of Texas Highway, Austin, Texas                         78759
--------------------------------------------------------------------------------
        (Former name or Former Address, if Changed Since Last Report.)

Item 2.   Acquisition or Disposition of Assets.

          On November 12, 1998, Pervasive Software Inc. ("Pervasive" or the "Company") acquired in the aggregate, 12,420,110 common shares of EveryWare Development Inc. (more than 93% of the outstanding shares) pursuant to the previously announced offer made by Pervasive Acquisition Corporation, a wholly-owned subsidiary, by way of a take-over bid circular dated October 13, 1998. Pervasive completed compulsory procedures to acquire the remaining shares of EveryWare in December 1998.

          The foregoing description is qualified in its entirety by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 1998 (the "Prior 8-K") and to the Support Agreement which was attached as Exhibit 2.1 to the Prior 8-K and incorporated therein by reference.

Item 7.   Financial Statements and Exhibits.

          The following financial statements and pro forma financial information are being provided in accordance with the instructions to this item.

          (a)  Financial Statements of Business Acquired.

               Consolidated balance sheets of EveryWare Development Inc. as of June 30, 1998, June 30, 1997 and December 31, 1996 and the consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, for the six months ended June 30, 1997 and for the year ended December 31, 1996.

          (b)  Pro Forma Financial Information.

               Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1998 and explanatory notes.

               Unaudited Pro Forma Condensed Statements of Operations for the year ended June 30, 1998 and the three months ended September 30, 1998 and explanatory notes.

          (c)  Exhibits:

               Exhibit
               Number     Description
               -------    -----------

                2.1* Support Agreement between Pervasive Software Inc. and EveryWare Development Inc. dated September 30, 1998, including Schedules A and B thereto.

               23.1       Consent of Independent Auditors

               99.1*      Text of Press Release dated September 30, 1998.







----------------------

* Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 1998.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            PERVASIVE SOFTWARE INC.



Date:  February 1, 1999     By:   /s/ James R. Offerdahl
                               -----------------------------------------------
                               James R. Offerdahl
                               Chief Operating Officer and Chief Financial
                               Officer (Duly Authorized Officer and
                               Principal Financial Officer)

AUDITORS'  REPORT

To the Board of Directors of
EveryWare Development Inc.

We have audited the consolidated balance sheets of EveryWare Development Inc. as at June 30, 1998 and 1997 and December 31, 1996 and the consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, for the six months ended June 30, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1998 and 1997 and December 31, 1996 and the results of its operations and the changes in its financial position for the year ended June 30, 1998, for the six months ended June 30, 1997 and for the year ended December 31, 1996 in accordance with generally accepted accounting principles in Canada which, except as described in note 16, conform in all material respects with accounting principles generally accepted in the United States.

KPMG LLP

Chartered Accountants

Hamilton, Canada

September 24, 1998, except as to note 15, which is as of October 1, 1998

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated September 24, 1998, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

KPMG LLP

Chartered Accountants

Hamilton, Canada

September 24, 1998

                                       F1

EVERYWARE DEVELOPMENT INC.
Consolidated Balance Sheets
(in Canadian dollars)

---------------------------------------------------------------------------------------------
                                                        June 30,       June 30,  December 31,
                                                            1998           1997          1996
---------------------------------------------------------------------------------------------
Assets

Current assets:
 Cash and short-term deposits                       $    227,036    $ 2,196,503   $   247,132
 Accounts receivable                                   1,778,782      1,241,041     2,264,099
 Inventory                                               180,659        194,723       165,260
 Investment tax credits receivable                             -        110,491       573,067
 Prepaid expenses                                        125,827         87,242       129,612
 --------------------------------------------------------------------------------------------
                                                       2,312,304      3,830,000     3,379,170

Capital assets (note 3)                                  971,217      1,188,453       852,050

Purchased technology and product rights (note 4)       1,783,383      2,723,364             -

Deferred development costs, net (note 5)                       -              -       390,000
---------------------------------------------------------------------------------------------
                                                    $  5,066,904    $ 7,741,817   $ 4,621,220
---------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
 Accounts payable and accrued  liabilities          $  1,547,232    $ 2,499,920   $ 1,182,860
 Deferred revenue                                        111,698          5,625        12,924
 --------------------------------------------------------------------------------------------
                                                       1,658,930      2,505,545     1,195,784

Shareholders' equity:
 Share capital (note 6)                               13,514,902     11,765,889     5,721,300
 Deficit                                             (10,106,928)    (6,529,617)   (2,295,864)
 --------------------------------------------------------------------------------------------
                                                       3,407,974      5,236,272     3,425,436
Commitments (note 9)
Basis of presentation (note 1)
---------------------------------------------------------------------------------------------
                                                    $  5,066,904    $ 7,741,817   $ 4,621,220
---------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                                       F2

EVERYWARE DEVELOPMENT INC.
Consolidated Statements of Loss and Deficit
(in Canadian dollars)

----------------------------------------------------------------------------------------------
                                                            Year     Six months           Year
                                                           ended          ended          ended
                                                        June 30,       June 30,   December 31,
                                                            1998           1997           1996
----------------------------------------------------------------------------------------------
Sales                                               $  7,919,202    $ 2,183,319   $  6,065,517
Cost of sales                                            513,801        457,434      1,083,807
----------------------------------------------------------------------------------------------
                                                       7,405,401      1,725,885      4,981,710

Expenses:
 Selling, general and  administrative                  7,796,958      4,146,552      5,455,744
 Research and development (note 5)                     2,293,245      1,608,179      1,608,694
 Depreciation of capital assets                          625,577        207,537        278,116
 Amortization of purchased technology                    289,981              -              -
 Interest expense                                          1,022         10,170              -
 ---------------------------------------------------------------------------------------------
                                                      11,006,783      5,972,438      7,342,554

----------------------------------------------------------------------------------------------
                                                      (3,601,382)    (4,246,553)    (2,360,844)

Interest income                                           24,071         12,800         61,033

----------------------------------------------------------------------------------------------
Loss before income  taxes                             (3,577,311)    (4,233,753)    (2,299,811)

Income taxes (note 10)                                         -              -              -

----------------------------------------------------------------------------------------------
Net loss                                              (3,577,311)    (4,233,753)    (2,299,811)

(Deficit) retained earnings, beginning of period      (6,529,617)    (2,295,864)         3,947

----------------------------------------------------------------------------------------------
Deficit, end of period                              $(10,106,928)   $(6,529,617)  $ (2,295,864)
----------------------------------------------------------------------------------------------

Net loss per share (note 11)                            $(0.3262)   $   (0.5844)  $    (0.3487)
----------------------------------------------------------------------------------------------

See accompanying notes to consolidated  financial statements.

                                       F3

EVERYWARE DEVELOPMENT INC.
Consolidated Statements of Changes in Financial Position
(in Canadian dollars)


----------------------------------------------------------------------------------------------------
                                                                   Year     Six months          Year
                                                                  ended          ended         ended
                                                               June 30,       June 30,  December 31,
                                                                   1998           1997          1996
----------------------------------------------------------------------------------------------------

Cash provided by (used in):
Operations:
 Net loss                                                   $(3,577,311)   $(4,233,753)  $(2,299,811)
 Items not involving cash:
  Amortization of deferred development costs                          -        692,944     1,231,340
  Amortization of purchased technology                          289,981              -             -
  Depreciation of capital assets                                625,577        207,537       278,116
  Gain on sale of subsidiaries                                   (2,500)             -             -
 Changes in non-cash operating working capital
 (note 12)                                                   (1,298,386)     1,832,818      (965,918)
----------------------------------------------------------------------------------------------------
                                                             (3,962,639)    (1,500,454)   (1,756,273)

Financing:
 Proceeds on issuance of common shares and
  warrants                                                    1,749,013      6,044,589     2,872,510
 Proceeds on sale of subsidiaries (note 8)                      652,500              -             -
 ---------------------------------------------------------------------------------------------------
                                                              2,401,513      6,044,589     2,872,510

Investments:
 Acquisition of InContext Systems Inc. (note 8)                       -     (2,074,653)            -
 Purchases of capital assets                                   (408,341)      (217,167)     (749,781)
 Expenditures on deferred development (net)                           -       (302,944)   (1,231,340)
 ---------------------------------------------------------------------------------------------------
                                                               (408,341)    (2,594,764)   (1,981,121)

----------------------------------------------------------------------------------------------------
Increase (decrease) in cash position                         (1,969,467)     1,949,371      (864,884)

Cash position, beginning of period                            2,196,503        247,132     1,112,016

----------------------------------------------------------------------------------------------------
Cash position, end of period                                $   227,036    $ 2,196,503   $   247,132
----------------------------------------------------------------------------------------------------

Cash position is defined as cash and short-term deposits.


See accompanying notes to consolidated financial statements.

                                       F4

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements
(in Canadian dollars)

--------------------------------------------------------------------------------
     The consolidated financial statements of EveryWare Development Inc. (the "Company") have been prepared by management of the Company in accordance with accounting principles generally accepted in Canada which, except as described in note 16, conform in all material respects with accounting principles generally accepted in the United States and practices prescribed by the United States Securities and Exchange Commission.

1.   Basis of presentation:

     On June 30, 1997, EveryWare Development Canada Corp. ("EDCC") amalgamated with InContext Systems Inc. ("InContext") and continues to operate as one company under the name EveryWare Development Inc. ("EDI", "Company"). EDCC changed its name from Patshare Capital Inc. on April 26, 1996.

     The Company designs and distributes computer software products under the trade name EveryWare Development Corp. ("EDC").

     These financial statements have been prepared on the going concern basis which assumes that the Company will continue in operation in the foreseeable future and be able to realize assets and satisfy liabilities in its normal course of business.

     The Company has incurred significant losses in recent years and does not currently have a confirmed source of additional financing in place. The Company is seeking additional financing to fund operations until positive cash flows from operations can be generated. There can be no assurance the Company will be successful in obtaining the necessary financing to continue operations.

     (a)  Basis of consolidation:

          The consolidated financial statements comprise the financial statements of EveryWare Development Inc. and its wholly-owned subsidiary companies. All significant intercompany balances and transactions have been eliminated.

     (b)  Accounting principles:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Business combination of EDCC and InContext:

          On June 30, 1997, EDCC completed a Plan of Arrangement with InContext, a public company, which was a software developer. A new company, EDI was formed.

          Under the terms of the amalgamation agreement, the shareholders of EDCC received 0.1 common shares in EDI (8,805,144 shares in total) in exchange for each share of EDCC tendered. The shareholders of InContext received 0.035 common shares in EDI (1,281,108 shares in total) and 0.05 warrants (1,830,155 warrants in total), with each whole warrant entitling the holder to acquire one EDI share for $4.00 per share at any time before July 1, 1999, in exchange for each share of InContext tendered.

                                       F5

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 2
(in Canadian dollars)

--------------------------------------------------------------------------------

1.   Basis of presentation (continued):

     (c)  Business combination of EDCC and InContext (continued):

          The holders of warrants of EDCC received 0.1 EDI warrants in exchange for each EDCC warrant held. Each whole EDI warrant has identical terms for exercise as the EDCC warrant converted and entitles the holder to purchase one EDI common share at a purchase price of 10 multiplied by the exercise price of the EDCC warrant, at any time during the term of the warrant. Details of the EDI warrants issued are provided in note 6(b)(v).

          The holders of EDCC Special Compensation Options received 0.1 EDI Special Compensation Option in exchange for each EDCC Special Compensation Option held. Each whole EDI Special Compensation Option entitles the holder to acquire for no additional consideration one EDI Compensation Option, each of which entitles the holder to acquire one EDI common share and one EDI warrant, until March 18, 1999 at a price of $3.00 per option.

     (d) Accounting for the business combination of EDCC and InContext (see also note 8):

          The combination of EDCC and InContext to form EDI, has been accounted for as an acquisition of InContext by EDCC. Therefore, the purchase method has been used to account for the combination.

          Application of purchase accounting results in the following:

          (i) The financial statements of EDI are considered a continuation of the financial statements of EDCC. The results of operations of InContext are included in the financial statements of EDI from June 30, 1997 forward.

          (ii) EDCC's interest in identifiable assets acquired and liabilities assumed from InContext was based on their fair values on the date of acquisition.

          (iii) The excess of the acquisition cost over EDCC's interest in the identifiable assets acquired and liabilities assumed from InContext has been reflected as purchased technology and product rights.

     (e)  Business combination of EDCC and EDC:

          On March 12, 1996, EDCC acquired all of the outstanding shares and warrants to acquire common shares of EDC, a private company. Under the terms of the agreement, the shareholders of EDC received one common share of EDCC for each share of EDC tendered (59,278,000 shares in total) and one warrant that entitles the holder to acquire one common share of EDCC for $0.60 per share until March 12, 1998 for each EDC warrant tendered (10,000,000 warrants in total).

                                       F6

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 3
(in Canadian dollars)

--------------------------------------------------------------------------------

1.   Basis of presentation (continued):

     (f)  Accounting for the business combination of EDCC and EDC:

          As former shareholders of EDC held a majority of the outstanding shares of EDCC subsequent to these transactions, the business combination of the two companies was accounted for as a reverse takeover of EDCC by EDC.

          Application of reverse takeover accounting resulted in the following:

          (i) As EDC was deemed to be the acquirer for accounting purposes, its assets and liabilities were included in the consolidated financial statements at their historical carrying values in the accounts of EDC;

          (ii) Control of the net assets of EDCC was deemed to be acquired by EDC. For purposes of this transaction, the deemed consideration was the $2,204,638 ascribed to the 9,116,435 common shares and 3,624,500 warrants of EDCC outstanding at March 12, 1996.

          The accounting for the business combination on this basis can be summarized as follows:

          ---------------------------------------------------------------------

          Deemed consideration                                       $2,204,638
          ---------------------------------------------------------------------

          Assigned value of net assets of EDCC:
            Current assets                                           $2,259,774
            Current liabilities                                         (55,136)

          ---------------------------------------------------------------------
                                                                     $2,204,638
          ---------------------------------------------------------------------

2.   Significant accounting policies:

     (a)  Short-term investments:

          Short-term deposits consist of high quality short-term (less than three months) non-leveraged financial instruments issued by or guaranteed by major financial institutions in Canada or in similar low risk instruments. Since the Company intends to hold the financial instruments to maturity, they are valued at cost plus accumulated interest.

     (b)  Inventory:

          Inventory consists of computer CDs and manuals and is stated at the lower of cost and net realizable value.

                                       F7

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 4
(in Canadian dollars)

--------------------------------------------------------------------------------

2.   Significant accounting policies (continued):

     (c)  Capital assets:

          Capital assets are stated at cost. Depreciation is provided using the following methods and over the following terms:

          ---------------------------------------------------------------------
          Asset                                              Basis         Term
          ---------------------------------------------------------------------

          Computer hardware                          Straight-line      3 years
          Computer software                          Straight-line      3 years
          Furniture and fixtures                     Straight-line     10 years
          Leasehold improvements                     Straight-line      4 years
          ---------------------------------------------------------------------

     (d)  Purchased technology and product rights:

          Purchased technology and product rights, representing the underlying technology for the InContext products, are being amortized to income on a straight-line basis, over 8 years. The carrying value of purchased technology and product rights are periodically reassessed and are written down to net recoverable value when it is determined that a permanent impairment in ongoing value has occurred.

     (e)  Research and development costs:

          Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization.

     (f)  Revenue recognition:

          The Company recognizes revenue from software licenses, net of allowance for estimated returns and cancellations, upon the later of delivery or when all significant vendor obligations have been satisfied.

          Revenue from license agreements with original equipment manufacturers ("OEMs") for redistribution to the OEMs' end user customers is recognized when the Company delivers the software to the OEM.

          Revenue from post contract support and maintenance agreements is recognized in proportion to the estimated costs incurred over the service period.

          Revenue from consulting and other software related services is recognized as the services are rendered.

          Deferred revenues represent payments received prior to the completion of the earnings process.

     (g)  Investment tax credits:

          Investment tax credits are recorded as a reduction of the related expense or the cost of the asset acquired. The benefits are recognized when the Company has complied with the terms and conditions of the applicable tax legislation.

                                       F8

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 5
(in Canadian dollars)

--------------------------------------------------------------------------------

2.   Significant accounting policies (continued):

     (h)  Segmented information:

          The Company operates in one industry segment being the design and distribution of computer software products. Sales made to customers located outside of Canada for the year ended June 30, 1998 were approximately $5,000,000 (six months ended June 30, 1997: $1,500,000; year ended December 31, 1996: $4,500,000).

     (i)  Foreign currency translation:

          The Company's subsidiaries are considered to be integrated operations. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing at year end, while other consolidated balance sheet items are translated at historic rates. Revenues and expenses are translated at the rate of exchange on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the year in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying monetary items.

3.   Capital assets:

     --------------------------------------------------------------------------
                                                   June 30, 1998
     --------------------------------------------------------------------------

                                                   Accumulated         Net book
                                         Cost     depreciation            value
     --------------------------------------------------------------------------

     Computer hardware             $1,666,473       $  988,376       $  678,097
     Computer software                284,616          159,506          125,110
     Furniture and fixtures           198,444           57,259          141,185
     Leasehold improvements            62,252           35,427           26,825

     --------------------------------------------------------------------------
                                   $2,211,785       $1,240,568       $  971,217
     --------------------------------------------------------------------------

     --------------------------------------------------------------------------
                                                   June 30, 1997
     --------------------------------------------------------------------------
                                                   Accumulated         Net book
                                         Cost     depreciation            value

     Computer hardware             $1,416,433       $  584,375       $  832,058
     Computer software                253,011           97,368          155,643
     Furniture and fixtures           196,512           35,896          160,616
     Leasehold improvements            61,465           21,329           40,136

     --------------------------------------------------------------------------
                                   $1,927,421       $  738,968       $1,188,453
     --------------------------------------------------------------------------

                                       F9

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 6
(in Canadian dollars)

--------------------------------------------------------------------------------

3.   Capital assets (continued):

     --------------------------------------------------------------------------
                                                  December 31, 1996
     --------------------------------------------------------------------------

                                                   Accumulated         Net book
                                         Cost     amortization            value
     --------------------------------------------------------------------------

     Computer hardware             $1,025,700       $  409,220     $    616,480
     Computer software                148,760           79,020           69,740
     Furniture and fixtures           160,782           27,731          133,051
     Leasehold improvements            48,242           15,463           32,779

     --------------------------------------------------------------------------
                                   $1,383,484       $  531,434     $    852,050
     --------------------------------------------------------------------------

4.   Purchased technology and product rights:

     --------------------------------------------------------------------------
                                     June 30,         June 30,     December 31,
                                         1998             1997             1996
     --------------------------------------------------------------------------

     Cost                          $2,073,364       $2,723,364     $      -

     Accumulated amortization         289,981             -               -

     --------------------------------------------------------------------------
                                   $1,783,383       $2,723,364     $      -
     --------------------------------------------------------------------------

5.   Research and development costs:

     --------------------------------------------------------------------------
                                         Year       Six months             Year
                                        ended            ended            ended
                                     June 30,         June 30,     December 31,
                                         1998             1997             1996
     --------------------------------------------------------------------------

     Research and development
          costs                    $2,293,245       $1,218,179     $  1,819,654
     Investment tax credits              -                -            (210,960)
     Software development
          costs deferred                 -            (302,944)      (1,231,340)
     Software development
          costs amortized                -             692,944        1,231,340

     --------------------------------------------------------------------------
     Research and development
          expense                  $2,293,245       $1,608,179     $  1,608,694
     --------------------------------------------------------------------------

                                      F10

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 7
(in Canadian dollars)

--------------------------------------------------------------------------------

5.   Research and development costs (continued):

     The cost and accumulated amortization of deferred development costs at June 30, 1998 are $Nil (June 30, 1997: $Nil; December 31, 1996: $1,748,486 and
     $1,358,486, respectively).

     The balances outstanding at June 30, 1997 have each been reduced by $2,051,430 to reflect the elimination of fully written down balances, which relate to product versions no longer marketed by the Company.

6.   Share capital:

     (a)  As at June 30, 1998:

          The authorized share capital of EDI consists of an unlimited number of common and preferred shares.

          The issued share capital of EDI as at June 30, 1998 is as follows:

          ---------------------------------------------------------------------
                                            Common
                                            shares     Warrants          Amount
          ---------------------------------------------------------------------

                                        12,237,160    3,675,567     $13,514,902
          ---------------------------------------------------------------------

          The warrants outstanding at June 30, 1998 entitled the holder to purchase common shares as follows:

          ---------------------------------------------------------------------
                                               Price per                Expiry
                                     Warrants      share                  date

                                      100,000     $ 1.65     November 19, 1998
                                    1,268,500     $ 1.65        March 18, 1999
                                    1,707,067     $ 1.80          July 1, 1999
                                      600,000     $ 0.52       October 4, 1999

          ---------------------------------------------------------------------
                                    3,675,567
          ---------------------------------------------------------------------

     (b)  Changes in share capital:

          (i)   January 1, 1996 to March 12, 1996:

                As described in notes 1(e) and 1(f), EDC is deemed, for accounting purposes, to have acquired EDCC effective March 12, 1996.

                                      F11

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 8
(in Canadian dollars)

--------------------------------------------------------------------------------

6.   Share capital (continued):

     (b)  Changes in share capital (continued):

          (i)   January 1, 1996 to March 12, 1996 (continued)

                Changes in the share capital of EDC to March 12, 1996, the effective date of the business combination with EDCC, were as follows:

          -----------------------------------------------------------------------------------
                                              Common                   Special
                                              shares     Warrants     warrants        Amount
          ----------------------------------------------------------------------------------
          Share capital of EDC,
            December 31, 1995             47,278,000         -      10,000,000    $2,848,790

          Shares issued as finders fee     1,000,000         -            -             -
          Exercise of special warrants    10,000,000   10,000,000  (10,000,000)         -
          Exercise of warrants by
            underwriters                   1,000,000         -            -          320,000
          Additional share issue costs          -            -            -         (211,878)

          ----------------------------------------------------------------------------------
          Share capital of EDC,
            March 11, 1996                59,278,000   10,000,000          -      $2,956,912
          ----------------------------------------------------------------------------------

                As part of a 1995 private placement, underwriters were granted options to acquire 1,000,000 common share purchase warrants entitling the holder to purchase shares at a price of $0.32 per share. These options were exercised in 1996. In addition, Yorkton Securities Inc. and Securities Trading S.A. were issued a finder's fee which resulted in them acquiring in total, 1,000,000 common shares of EDC for no cash proceeds.

          (ii)  As at March 12, 1996:

                The ascribed share capital of EDCC as at March 12, 1996 for accounting purposes, is computed as follows:

          ---------------------------------------------------------------------

          Existing share capital of EDC, March 12, 1996              $2,956,912
          Ascribed value of shares of EDCC                            2,204,638

          ---------------------------------------------------------------------
          Share capital of EDCC, March 12, 1996                      $5,161,550
          ---------------------------------------------------------------------

                                      F12

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 9
(in Canadian dollars)

--------------------------------------------------------------------------------

6.   Share capital (continued):

     (b)  Changes in share capital (continued):

          (ii)  As at March 12, 1996 (continued):

                The number of outstanding common shares and warrants of EDCC as at March 12, 1996, is computed as follows:

          ---------------------------------------------------------------------
                                                          Common
                                                          shares       Warrants
          ---------------------------------------------------------------------

          Existing EDCC shares and warrants
                March 12, 1996                         9,116,435      3,624,500
          Shares and warrants issued to effect
                business combination with EDC         59,278,000     10,000,000

          ---------------------------------------------------------------------
                                                      68,394,435     13,624,500
          ---------------------------------------------------------------------

          (iii) March 12, 1996 to June 30, 1997:

                Changes in the share capital of EDCC to June 30, 1997, the effective date of the business combination with InContext, were as follows:

                ----------------------------------------------------------------------------------
                                                    Common                   Special
                                                    shares    Warrants      warrants       Amount
                ----------------------------------------------------------------------------------

                Share capital of EDCC,
                   March 12, 1996               68,394,435  13,624,500           -    $ 5,161,550
                Exercise of stock options          435,000        -              -         65,250
                Exercise of warrants               157,500    (157,500)          -         94,500
                Proceeds from private
                   placement                     2,000,000   2,000,000           -        400,000

                ----------------------------------------------------------------------------------
                Share capital of EDCC,
                   December 31, 1996            70,986,935  15,467,000           -      5,721,300

                Proceeds from private
                   placement March 19, 1997           -           -        11,650,000   3,095,450
                Proceeds from private
                   placement April 4, 1997            -           -         5,200,000   1,404,600
                Exercise of special warrants    16,850,000  16,850,000    (16,850,000)       -
                Additional share issue costs          -           -              -       (166,274)
                Exercise of stock options           75,000        -              -         11,250
                Exercise of warrants               139,500    (139,500)          -         27,900

                ----------------------------------------------------------------------------------
                Share capital of EDCC,
                   June 30, 1997                88,051,435  32,177,500           -    $10,094,226
                ----------------------------------------------------------------------------------

                                      F13

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 10
(in Canadian dollars)

--------------------------------------------------------------------------------

6.   Share capital (continued):

     (b)  Changes in share capital (continued):

          (iii) March 12, 1996 to June 30, 1997 (continued):

                On November 19, 1996, EDCC completed a private placement for proceeds of $400,000. Pursuant to the private placement, 2,000,000 common shares were issued and 2,000,000 warrants were granted which entitle the holder to purchase one common share at $0.35 per share for each warrant tendered until November 19, 1998.

                On March 19, 1997, EDCC raised gross proceeds of $3,495,000 less transaction costs of $399,550 by way of private placement of 11,650,000 Special Warrants at a price of $0.30 per Special Warrant. Each Special Warrant consisted of one common share and one warrant, each warrant entitling the holder thereof to purchase one common share of EDCC until March 19, 1999 at a price of $0.35 per share.

                On April 4, 1997, a private placement of 5,200,000 Special Warrants at $0.30 per Special Warrant raised gross proceeds of $1,560,000, less transaction costs of $155,400. Each Special Warrant consisted of one common share and one warrant, each warrant entitling the holder thereof to purchase one common share and one warrant, each warrant entitling the holder thereof to purchase one common share of EDCC until April 4, 1999 at a price of $0.35 per share.

                On March 19, 1997, EDCC issued, to the underwriters of the private placement 1,685,000 non-assignable Special Compensation Options for no consideration. Each Special Compensation Option entitles the holder thereof to acquire one EDCC common share and one EDCC warrant until March 18, 1999 at a price of $0.30 per option. Each warrant entitles the holder thereof to purchase one common share of EDCC until March 19, 1999 at a price of $0.35 per share.

          (iv)  As at June 30, 1997

                As described in note 1(c), EDI was formed on the amalgamation of EDCC and InContext, effective June 30, 1997.

                The issued share capital of EDI as at June 30, 1997 is as follows:

                ----------------------------------------------------------------
                                                  Common
                                                  shares   Warrants       Amount
                ----------------------------------------------------------------

                EDI common shares and
                   warrants issued to EDCC
                   shareholders                8,805,144  3,217,750  $10,094,226

                EDI common shares and
                   warrants issued to
                   InContext shareholders      1,281,108  1,830,155    1,671,663

                ----------------------------------------------------------------
                                              10,086,252  5,047,905  $11,765,889
                ----------------------------------------------------------------

                                      F14

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 11
(in Canadian dollars)

--------------------------------------------------------------------------------

6.   Share capital (continued):

     (b)  Changes in share capital (continued):

          (v)   July 1, 1997 to June 30, 1998

                ---------------------------------------------------------------------------
                                                           Common
                                                           shares    Warrants        Amount
                ---------------------------------------------------------------------------

                Share capital of EDI,
                   June 30, 1997                       10,086,252   5,047,905   $11,765,889
                Exercise of warrants                    1,154,305  (1,154,305)    1,238,031
                Expiration of warrants                          -    (818,033)            -
                Proceeds from private placements          996,603     600,000       523,982
                Share issue costs                               -           -       (13,000)

                ---------------------------------------------------------------------------
                Share capital of EDI, June 30, 1998    12,237,160   3,675,567   $13,514,902
                ---------------------------------------------------------------------------

                On February 12, 1998, the Board of Directors approved the repricing of certain warrants previously granted. The 1,332,750 series A warrants expiring on March 12, 1998 were reduced to $1.10 per share until expiry. The 200,000 series B warrants expiring on November 19, 1998 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.65 per share. The 1,685,000 series C warrants expiring on March 18, 1999 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.65 per share. The 1,830,155 series D warrants expiring on July 1, 1999 were reduced to $1.10 per share until March 12, 1998 and thereafter increased to $1.80 per share.

                During March 1998, 1,153,843 warrants were exercised at a price of $1.10 per share for net proceeds of $1,237,199 after transaction costs. On June 10, 1998, 462 warrants were exercised at a price of $1.80 per share for proceeds of $832. On March 12, 1998, 818,033 warrants expired.

                On October 3, 1997, EDI completed a private placement for proceeds of $249,600. Pursuant to the private placement, 600,000, common shares were issued and 600,000 warrants were granted which entitled the holder to purchase one common share at $0.52 per share for each warrant tendered until October 4, 1999. On November 12, 1997, EDI completed a private placement for proceeds of $97,500. Pursuant to the private placement, 75,000 common shares were issued. On May 15, 1998, EDI completed a private placement for proceeds of $176,882. Pursuant to the private placement, 321,603 common shares were issued.

                                      F15

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 12
(in Canadian dollars)
--------------------------------------------------------------------------------

6.   Share capital (continued):

     (b) Changes in share capital (continued):

         Warrants outstanding at June 30, 1998 entitle the holder to purchase common shares as follows:

         ------------------------------------------------------------------------------------
                                         Common      Price per
                                         shares      share            Expiring
         ------------------------------------------------------------------------------------
                                        100,000      $    1.65        November 19, 1998
                                      1,268,500      $    1.65        March 18, 1999
                                      1,707,067      $    1.80        July 1, 1999
                                        600,000      $    0.52        October 4, 1999
         ------------------------------------------------------------------------------------
                                      3,675,567
         ------------------------------------------------------------------------------------

7.   Stock options:

     EDI has a stock option plan covering all employees. A summary of option activity is as follows:

     ----------------------------------------------------------------------------------------
     Outstanding at January 1, 1996                                                   510,000

     Granted                                                                        6,225,000
     Exercised                                                                       (435,000)
     Expired or cancelled                                                            (525,000)
     ----------------------------------------------------------------------------------------
     Outstanding at December 31, 1996                                               5,775,000

     Granted                                                                        1,302,500
     Exercised                                                                        (75,000)
     Expired or cancelled                                                            (595,000)
     ----------------------------------------------------------------------------------------
     Options to acquire EDCC common stock outstanding at June 30,1997               6,407,500

     Adjustment to convert EDCC options to EDI options                             (5,766,750)
     ----------------------------------------------------------------------------------------
                                                                                      640,750
     Options to acquire EDI common stock converted from former
      options to acquire InContext common stock                                       106,995

     ----------------------------------------------------------------------------------------
     Options to acquire EDI common stock outstanding at June 30,1997                  747,745

     Granted                                                                        1,140,100
     Expired or cancelled                                                            (957,245)

     ----------------------------------------------------------------------------------------
     Options to acquire EDI common stock outstanding at June 30,1998                  930,600
     ----------------------------------------------------------------------------------------

                                      F16

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 13
(in Canadian dollars)
--------------------------------------------------------------------------------

7.   Stock options (continued):

     Under the amalgamation agreement, the options to acquire EDCC and InContext common stocks were converted into options under the EDI stock option plan as follows:

     . each EDCC stock option outstanding shall be treated as if such options had been issued as EDI stock options under the EDI stock option plan, except that each holder of such former EDCC stock options, upon due exercise of such former EDCC stock options shall be entitled to receive
        0.1 EDI common shares for every EDCC common share which such holder would have been entitled to receive otherwise upon due exercise of such former EDCC stock options.

     . each InContext stock option outstanding shall be treated as if such options had been issued as EDI stock options under the EDI stock option plan, except that each holder of such former InContext stock options upon due exercise of such former InContext stock options shall be entitled to receive 0.035 EDI common shares for every InContext common share which such holder would have been entitled to receive otherwise upon due exercise of such former InContext stock options.

     Under the EDI stock option plan, the aggregate number of common shares reserved for issuance is 10% of the issued common shares, of which 293,116 remain available at June 30, 1998.

     Options outstanding at June 30, 1998 are as follows:

     ---------------------------------------------------------------------------
                                         Common    Price per              Expiry
                                         shares        share
     ---------------------------------------------------------------------------
                                          4,550       $14.29  September 19, 1999
                                         12,000       $ 2.50    October 10, 1999
                                          3,500       $14.29      March 29, 2000
                                          2,450       $44.57       July 28, 2000
                                         30,000       $ 2.25       July 29, 2001
                                        329,000       $0.375     August 12, 2002
                                        416,000       $ 0.74  September 30, 2002
                                        133,100       $ 0.74      March 24, 2003

     ---------------------------------------------------------------------------
                                        930,600
     ---------------------------------------------------------------------------

                                      F17

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 14
(in Canadian dollars)

--------------------------------------------------------------------------------

8.   Divestitures/Acquisitions:

     Divestitures:

        During the year ended June 30, 1998, the Company sold for cash two of its subsidiaries, InContext Corporation and Bottom Line Software resulting in a gain on sale of $2,500.

        The total selling price was approximately $752,500 less selling costs of $100,000. The net assets sold consisted of purchased technology and product rights of $650,000, current assets of approximately $150,000, capital assets of approximately $20,000, accounts payable and accrued liabilities of approximately $170,000.

        For the year ended June 30, 1998 the subsidiaries reported sales of approximately $800,000 ($120,000 six months ended June 30, 1997; $410,000 year ended December 31, 1996).

     Acquisition of InContext Systems Inc.:

        As described in notes 1(c) and 1(d) the business combination with InContext has been accounted for as an acquisition of InContext by EDCC.

        The total purchase price for InContext Systems Inc. and its two subsidiaries InContext Corporation and InContext USA Corporation was $2,171,663. The consideration comprised 1,281,108 shares in EDI with an ascribed value of $1,921,663 at $1.50 per share plus $250,000 of transaction costs.

        The acquired business included at fair value, $97,010 of cash, $29,210 of other current assets, $326,772 of capital assets and $1,004,693 of current liabilities.

        The difference between the total purchase price and the net fair value of all identifiable assets and liabilities acquired was $2,723,364 and has been reflected in the financial statements as purchased technology and product rights.

     During 1996, the Company purchased the net assets of Bottom Line Software, which were nominal in amount, from related parties for $1. The Company previously held a 20% ownership interest in Bottom Line Software.


9.   Commitments:

     Under various agreements, the Company has an obligation to pay royalties based upon sales of certain computer software products. There are no minimum royalties required under these agreements.

     The Company is committed under operating leases for office space. The annual commitments for the years ending June 30 are as follows: 1999 - $450,000; 2000 - $303,000 and 2001 - $23,000.


10.  Income taxes:

     At June 30, 1998, the Company has tax loss carry-forwards available to reduce future years' income for tax purposes. Federal and provincial losses are approximately $8,200,000 and $9,400,000 respective, expiring between 2002 and 2005. The Company also has scientific research costs of approximately $2,000,000 and share issue costs of approximately $1,000,000 available to reduce future years' income for tax purposes. The benefit of the foregoing items has not been recorded in these accounts.

                                      F18

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 15
(in Canadian dollars)

--------------------------------------------------------------------------------

11.  Net loss per share:

     Net loss per share has been calculated using the weighted average number of shares deemed or actually outstanding during the year ended June 30, 1998 and consists of 10,968,047 shares (six months ended June 30, 1997:
     7,245,212 shares; year ended December 31, 1996: 6,595,778 shares).

12.  Changes in non-cash operating working capital:

     ---------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                             Year   Six months       Year ended
                                                            ended        ended            ended
                                                         June 30,     June 30,     December 31,
                                                             1998         1997             1996
-----------------------------------------------------------------------------------------------
     Decrease (increase) in accounts receivable       $  (537,741)  $1,023,058      $(1,733,199)
     Decrease (increase) in inventory                      14,064       (6,002)         (99,990)
     Decrease (increase) in investment tax
      credits receivable                                  110,491      462,576          (16,772)
     Decrease (increase) in prepaid expenses              (38,585)      48,118          (57,029)
     Decrease in receivable from related companies              -            -           17,777
     Increase (decrease) in accounts payable
      and accrued liabilities                            (952,688)     312,367          954,746
     Decrease (increase) in deferred revenue              106,073       (7,299)         (31,451)
-----------------------------------------------------------------------------------------------
                                                      $(1,298,386)  $1,832,818      $  (965,918)
-----------------------------------------------------------------------------------------------

13.  Fair values of financial instruments:

     The carrying values of all financial assets and liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.


14.  Uncertainty due to the Year 2000 Issue:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                                      F19

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 16
(in Canadian dollars)
--------------------------------------------------------------------------------

15.  Subsequent event:

     On October 1, 1998, an offer was made to the existing shareholders of the Company to purchase for cash all of the outstanding common shares at a price of $1.20 per share. The offer to purchase the shares is conditional upon, among other things, at least 66 2/3% of the outstanding common shares being tendered.


16.  Reconciliation to United States Generally Accepted Accounting Principles:

     Reconciliations of net loss determined in accordance with generally accepted accounting principles in Canada to net loss determined under accounting principles which are generally accepted in the United States are as follows:

     -----------------------------------------------------------------------------------------
                                                            Year     Six months           Year
                                                           ended          ended          ended
                                                        June 30,       June 30,   December 31,
                                                            1998           1997           1996
     -----------------------------------------------------------------------------------------
     Net loss for the period in accordance with
      Canadian accounting principles, as reported    $(3,577,311)   $(4,233,753)   $(2,299,811)

     Development expenses (a)                                  -        390,000              -

     Compensation expense related to options
      granted to non-employees (b)                      (100,000)       (50,000)       (60,000)

     Compensation expense related to options
      granted to employees (c)                          (590,000)      (320,000)      (360,000)

     Expense associated with repricing
      of warrants (d)                                 (1,000,000)             -              -

     Impact of adjustments to purchase price
      of InContext Systems Inc. (e)                     (490,207)             -              -

     Net loss for the  period in accordance
      with United States accounting
      principles                                     $(5,757,518)   $(4,213,753)   $(2,719,811)
     -----------------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------
                                                            Year     Six months           Year
                                                           ended          ended          ended
                                                        June 30,       June 30,   December 31,
                                                            1998           1997           1996
     -----------------------------------------------------------------------------------------
     Net loss per share in accordance
      with United States accounting
      principles - Basic and Fully Diluted              $(0.5249)      $(0.5816)   $   (0.4124)
     -----------------------------------------------------------------------------------------

                                      F20

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 17
(in Canadian dollars)

--------------------------------------------------------------------------------

16. Reconciliation to United States Generally Accepted Accounting Principles (continued):

     Differences between Canadian and United States accounting principles are as follows:

     (a) Under Canadian accounting principles, development costs, which meet certain criteria, are deferred and amortized. Under United States accounting principles, such development costs would not have met the test for capitalization and accordingly have been expensed as incurred.

     (b) During the year ended December 31, 1996, the Company issued options to purchase 500,000 common shares for $0.48 per share to a shareholder who was performing consulting services for the Company. The options vest over a thirty month period. During the period ended June 30, 1997, the Company reduced the exercise price of the option to $0.25 per share. All other terms of the original option agreement were unchanged. Under Statement of financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" the fair value of these options must be recognized as an expense and as additional paid in capital over the vesting period of the options.

          The fair value of the option at the date of grant has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for original grant and repricing. In 1996 and 1997, respectively: dividend yield of zero, expected volatility of 70% , risk-free interest rates of 4% for both years and expected lives of 30 months and 15 months for 1996 options and 1997 repriced options.

     (c) At June 30, 1998, the Company has a stock-based compensation plan for employees. The Company applies APB Opinion 25 and related Interpretations in accounting for compensation costs for the employee stock option plan for U.S. GAAP purposes. Accordingly, compensation cost has been recognized under U.S. GAAP over the vesting period for the plan where the options were issued and the strike price at the date of being granted was less than the trading price of the Company's shares. Where the options issued had a strike price greater than the market value of the shares, no compensation cost has been recognized.

     (d) During 1998, the Board of Directors approved the repricing of certain warrants granted as outlined in note 6(b). Under US GAAP, in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the fair value of the repriced warrants in excess of the fair value of the warrant immediately prior to repricing is accounted for as compensation expense.

          The fair value of the warrants has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions used: dividend yield of zero, expected volatility of 70%, risk-free interest rate of 4% and expected life of 11 months.

                                      F21

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 18
(in Canadian dollars)

--------------------------------------------------------------------------------

16. Reconciliation to United States Generally Accepted Accounting Principles (continued):

     Differences between Canadian and United States accounting principles are as follows (continued):

     (e) On June 30, 1997, EDCC completed a Plan of Arrangement with InContext, a public company, which was a software developer. A new company, EDI was formed as described in note 1(c). As described in note 8, the amalgamation of InContext and EDCC was accounted for as an acquisition of InContext by EDCC using the purchase method of accounting for business combinations under Canadian GAAP.

        Under US GAAP, the transaction also would be accounted for using the purchase method of accounting. However, under US GAAP, the value of the equity securities issued is based on the trading price of Everyware's shares for a reasonable period of time before and after the two companies have reached an agreement on the transaction terms and conditions and the proposed transaction are announced. Accordingly, the date for measuring the consideration paid by Everyware to acquire InContext is deemed to be May 16, 1997 rather than June 30, 1997 used under Canadian GAAP.

        Under US GAAP, the value ascribed to the consideration paid by Everyware to acquire InContext has been determined as follows:

               Common shares                          $3,843,324
               Warrants                                1,750,000
               Transaction costs                         500,000
               -------------------------------------------------
                                                       6,093,324
               Purchase price consideration
                under Canadian GAAP                    2,171,663
               -------------------------------------------------
                                                      $3,921,661
               -------------------------------------------------

        This difference has been allocated to goodwill and is being amortized over 8 years.

     The cumulative effect of the application of the above-noted United States accounting principles on the balance sheet of the Company as at June 30, 1998 would be to decrease deferred development costs asset by Nil (June 30, 1997 -Nil, December 31, 1996 - $390,000), increase goodwill by $3,431,454
     (June 30, 1997 - $3,921,661, December 31, 1996 - Nil), and increase shareholders' equity by $3,431,454 (June 30, 1997 - increase $3,921,661, December 31, 1996 -decrease $390,000).

                                      F22

EVERYWARE DEVELOPMENT INC.
Notes to Consolidated Financial Statements, page 19
(in Canadian dollars)

--------------------------------------------------------------------------------
16. Reconciliation to United States Generally Accepted Accounting Principles (continued):

     Under US GAAP, non-cash financing and investing activities are excluded from the Statement of Cash Flows. Accordingly, the Consolidated Statement of Changes in Financial Position would be revised for the acquisition of InContext on June 30, 1997 through the issuance of shares with an ascribed value of $1,671,663. Further, expenditures on deferred development would be reclassified from investing activities to operating activities. The impact on the Company's Consolidated Statement of Financial Position is as follows:

     ---------------------------------------------------------------------------
                                               Year    Six months           Year
                                              ended         ended          ended
                                           June 30,      June 30,   December 31,
                                               1998          1997           1996
     ---------------------------------------------------------------------------
     Cash provided by (used in):

     Operations:
      Under Canadian GAAP               $(3,962,639)  $(1,500,454)   $(1,756,273)
      Expenditures on deferred
       development                                -      (302,944)    (1,231,340)

      --------------------------------------------------------------------------
      Under US GAAP                     $(3,962,639)  $(1,803,398)   $(2,987,613)
      --------------------------------------------------------------------------

     Financing:
      Under Canadian GAAP               $ 2,401,513   $ 6,044,589    $ 2,872,510
      Non-cash proceeds on issuance
       of common shares and warrants              -    (1,671,633)             -

      --------------------------------------------------------------------------
      Under US GAAP                     $ 2,401,513   $ 4,372,956    $ 2,872,510
      --------------------------------------------------------------------------

     Investments:
      Under Canadian GAAP               $  (408,341)  $(2,594,764)   $(1,981,121)
      Non-cash acquisition of InContext           -     1,671,633              -
      Expenditures on deferred
       development                                -       302,944      1,231,340

      --------------------------------------------------------------------------
      Under US GAAP                     $  (408,341)  $  (620,187)   $  (749,781)
      --------------------------------------------------------------------------

                                      F23

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


On November 12, 1998, Pervasive Software Inc. (the "Company") acquired 93% of the outstanding shares of EveryWare Development, Inc. ("EveryWare"). The Company acquired the remaining outstanding shares of EveryWare in December 1998 (the November and December transactions are herein referred to as the "Acquisition"). The Acquisition will be accounted for as a purchase business combination by the Company. The pro forma condensed financial statements are based on the historical financial statements of the Company and EveryWare. This exhibit to the Company's Current Report on Form 8-K/A includes the following unaudited pro forma condensed financial statements: (i) Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1998; (ii) Unaudited Pro Forma Condensed Statements of Operations of the Company and EveryWare for the three months ended September 30, 1998 and the year ended June 30, 1998; and (iii) related notes thereto. The unaudited pro forma condensed balance sheet assumes the Acquisition had been consummated on September 30, 1998. The unaudited pro forma condensed statements of operations assume the Acquisition had been consummated on July 1, 1997.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported if the Acquisition had been consummated as presented in the accompanying unaudited pro forma condensed financial statements, nor is it necessarily indicative of the Company's future financial position or results of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed financial statements.

These unaudited pro forma condensed financial statements are based on and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company and the financial statements and notes thereto of EveryWare for the year ended June 30, 1998.

The financial information for EveryWare included in these unaudited pro forma condensed financial statements has been derived from audited financial statements prepared in accordance with Canadian GAAP in Canadian dollars. These financial statements have been conformed to comply with US GAAP and have been translated to US dollars at an average exchange rate of C$1.00=US$0.66 for both the year ended June 30, 1998 and the three months ended September 30, 1998, and an exchange rate of C$1.00=US$0.65 as of September 30, 1998. Such translations should not be construed as representations that the Canadian dollar amounts represent, or have been or could be, converted into US dollars at that or any other rate.

                                      F24

                            PERVASIVE SOFTWARE INC.
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1998
                        (in thousands of U.S. dollars)

                                                                                 PRO FORMA
                                            PERVASIVE         EVERYWARE         ADJUSTMENTS
                                            HISTORICAL        HISTORICAL         (NOTE 2)                PRO FORMA
                                         ----------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents................  $  14,706         $       9        $  (11,516)  (a)         $   3,199
  Marketable securities....................      5,497                 -                 -                   5,497
  Trade accounts receivable, net...........      6,081             1,023                 -                   7,104
  Prepaid expenses and other current
    assets.................................      2,663               204                 -                   2,867
                                          ------------------------------------------------             -----------
Total current assets......................      28,947             1,236           (11,516)                 18,667
Property and equipment, net...............       4,473               547                 -                   5,020
Purchased software technology, net........           -             1,124            (1,124)  (d)
                                                                                     1,200   (b)             1,200
Excess of cost over fair value of net
  assets acquired, net....................         578                 -             8,656   (b)             9,234
Other assets..............................         747                 -                 -                     747
Total assets..............................   $  34,745         $   2,907        $   (2,784)              $  34,868
                                          ================================================             ===========

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
    Trade accounts payable................   $   1,535         $     698        $        -               $   2,233
    Accrued payroll and payroll related
      costs...............................       1,515                 -                 -                   1,515
    Other accrued expenses................       2,912               278                 -                   3,190
    Deferred revenue......................       2,253                79                 -                   2,332
    Income taxes payable..................         851                 -                 -                     851
                                          ------------------------------------------------             -----------
Total current liabilities.................       9,066             1,055                 -                  10,121

Deferred income tax liability                        -                 -               600   (b)               600
                                          ------------------------------------------------             -----------
Total liabilities                                9,066             1,055               600                  10,721

Minority interest in subsidiary...........         360                 -                 -                     360

Stockholders' equity:
    Common stock..........................      26,455            10,471           (10,471)  (c)
                                                                                       268   (a)            26,723
    Accumulated deficit...................      (1,136)           (8,619)            8,619   (c)
                                                                                    (1,800)  (b)            (2,936)
Total stockholders' equity................      25,319             1,852            (3,384)                 23,787
                                          ------------------------------------------------             -----------
Total liabilities and stockholders'
    equity................................   $  34,745         $   2,907        $   (2,784)              $  34,868
                                          ================================================             ===========

                            See accompanying notes.

                                      F25

                            PERVASIVE SOFTWARE INC.
            UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
             (in thousands of U.S. dollars, except per share data)


                                                                                  PRO FORMA
                                              PERVASIVE         EVERYWARE         ADJUSTMENT                 PRO FORMA
                                             HISTORICAL        HISTORICAL         S (NOTE 3)
                                             ----------------------------------------------------------------------------
Revenues.................................      $ 11,776          $  1,005            $     -                 $  12,781
Cost and expenses:
  Cost of revenues and technical
    support..............................         1,620               421               (125)  (b)
                                                                                          30   (a)               1,946
  Sales and marketing....................         4,979               517                  -                     5,496
  Research and development...............         2,960               410                  -                     3,370
  General and administrative.............         1,025               215                  -                     1,240
  Amortization of excess cost over fair
    value of net assets acquired.........            16                 -                216   (a)                 232
                                             ---------------------------------------------------------------------------
Total costs and expenses.................        10,600             1,563                121                    12,284
                                             ---------------------------------------------------------------------------
Operating income (loss)..................         1,176              (558)              (121)                      497
  Interest and other income..............           218                 -               (115)  (c)                 103
                                             ---------------------------------------------------------------------------
Income (loss) before income taxes and
  minority interest......................         1,394              (558)              (236)                      600
  Provision for income taxes.............          (426)                -                 15   (d)                (411)
  Minority interest in earnings of
    subsidiary, net of income taxes......            14                 -                  -                        14
                                             ---------------------------------------------------------------------------
Net income (loss)........................      $    982          $   (558)           $  (221)                $     203
                                             ===========================================================================

Basic earnings per share.................      $   0.07                                                      $    0.02
                                             ============                                                  =============
Shares used in computing basic
  earnings per share.....................        13,378                                                         13,378

Diluted earnings per share...............      $   0.06                                                      $    0.01
                                             ============                                                  =============
Shares used in computing diluted
  earnings per share.....................        15,228                                                         15,256

                            See accompanying notes.

                                      F26

                            PERVASIVE SOFTWARE INC.
            UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1998
             (in thousands of U.S. dollars except per share data)


                                                                                    PRO FORMA
                                               PERVASIVE         EVERYWARE         ADJUSTMENTS             PRO FORMA
                                               HISTORICAL        HISTORICAL         (NOTE 3)
                                            ---------------------------------------------------------------------------
Revenues..................................     $   36,700         $   5,169            $     -             $  41,869
Cost and expenses:                                                                           -
  Cost of revenues and technical                                                                 (b)
    support...............................          5,292             1,775               (509)  (a)
                                                                                           120                 6,678
  Sales and marketing.....................         15,438             3,558                  -                18,996
  Research and development................          9,556             1,950                  -                11,506
  General and administrative..............          3,041             1,660                  -                 4,701
  Amortization of excess cost over fair
    value of net assets acquired..........             29                 -                866   (a)             895
                                            --------------------------------------------------------------------------
Total costs and expenses..................         33,356             8,943                477                42,776
                                            --------------------------------------------------------------------------
Operating income (loss)...................          3,344            (3,774)              (477)                 (907)
  Interest and other income...............            573                15               (460)  (c)             128
                                            --------------------------------------------------------------------------
Income (loss) before income taxes and
  minority interest ......................          3,917            (3,759)              (937)                 (779)
  Provision for income taxes..............         (1,101)                -                 60   (d)          (1,041)
  Minority interest in earnings of
    subsidiary, net of income taxes.......            (94)                -                  -                   (94)
                                            --------------------------------------------------------------------------
Net income (loss).........................     $    2,722         $  (3,759)           $  (877)            $  (1,914)
                                            ==========================================================================

Basic earnings per share..................     $     0.26                                                  $   (0.18)
                                            ===============                                            ===============
Shares used in computing basic
  earnings per share......................         10,468                                                     10,468

Diluted earnings per share................     $     0.18                                                  $   (0.18)
                                            ===============                                            ===============
Shares used in computing diluted
  earnings per share......................         14,741                                                     10,468

                            See accompanying notes.

                                      F27

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                        (in thousands of U.S. dollars)

1.   GENERAL

     The Acquisition will be accounted for as a purchase business combination by the Company. The accompanying unaudited pro forma condensed financial statements reflect an aggregate purchase price of approximately $11.8 million, consisting of cash paid to EveryWare stockholders and optionholders, costs directly related to the Acquisition and value of replacement options issued to EveryWare employees.

     For purposes of the accompanying unaudited pro forma condensed balance sheet, the aggregate purchase price has been allocated to the net assets acquired, with the remainder recorded as excess cost over net assets acquired on the basis of preliminary estimates of fair values. These preliminary estimates of fair value were determined by the Company's management based primarily on information furnished by management of EveryWare and an independent valuation of acquired technologies and research and development. The final allocation of the purchase price will be based on a complete evaluation of the assets and liabilities of EveryWare. Accordingly, the information presented herein may differ from the final purchase price allocation, however, it is expected that such differences, if any, will not materially affect the accompanying pro forma financial information.


2.   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

     The accompanying unaudited pro forma condensed balance sheet assumes the Acquisition was consummated on September 30, 1998 and reflects the following pro forma adjustments:

     (a)  To record consideration given in acquisition of EveryWare:

          Cash paid to EveryWare shareholders and optionholders    $10,520
          Transaction costs                                            996
                                                                   -------
          Total cash consideration                                  11,516

          Value of replacement options granted to EveryWare
            employees                                                  268
                                                                   -------

          Total purchase price                                     $11,784
                                                                   =======

          The purchase price excludes $705,000 of cash advanced to EveryWare by the Company in October and November 1998.

                                      F28

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)
                        (in thousands of U.S. dollars)


2.   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET (CONTINUED)

     (b)  To record allocation of purchase price to the assets of EveryWare:

          Software technology                              $ 1,200
          Purchased research and development                 1,800
          Adjustment for excess of cost over fair value
            of net assets acquired                           8,656
          Deferred tax adjustment related to intangible
            assets acquired                                   (600)
          Fair value of net tangible assets acquired           728
                                                           -------

          Net assets acquired                              $11,784
                                                           =======

     (c)  To record elimination of EveryWare's stockholders' equity.

     (d)  To remove EveryWare's historical purchased software technology.


3.   UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

     The accompanying unaudited pro forma condensed statements of operations have been prepared as if the Acquisition was consummated as of July 1, 1997 and reflect the following pro forma adjustments:

     (a) Reflects the new basis and amortization period of intangibles associated with acquired intangibles. The amortization was based on the value of intangible assets in Note 2. Amounts are amortized over 10 years.

     (b)  To eliminate EveryWare's historical intangibles amortization expense.

     (c) To adjust interest income to reflect interest foregone as a result of $11.5 million cash payment for the acquisition of EveryWare and related acquisition costs assuming an average rate of 4%.

     (d) To record decrease in deferred tax liabilities associated with the amortization of acquired intangibles.

     The accompanying unaudited pro forma condensed statements of operations do not reflect the one-time impact of the charge for purchased research and development of $1.8 million recorded by the Company in connection with the Acquisition.


                                      F29

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)
                        (in thousands of U.S. dollars)


4.   UNAUDITED PRO FORMA EARNINGS PER COMMON SHARE DATA

     The unaudited pro forma basic earnings per share is computed by dividing pro forma income (loss) per share by the weighted average number of common shares outstanding. The unaudited pro forma diluted earnings per share data is computed by dividing pro forma income (loss) per share by the weighted average number of common shares and common share equivalents represented by stock options, if the exercise of such stock options would have a dilutive effect in the aggregate. Options issued as replacements of certain EveryWare options have been included in the denominator for diluted earnings per share assuming these options were outstanding as of July 1, 1997.


                                      F30